Exhibit 99.1

WIRELESS AGE PROVIDES UPDATE ON
SALE OF ASSETS

TORONTO, ONTARIO — April 27, 2009 — Wireless Age Communications, Inc. ("Wireless Age" or the “Company”) (OTCBB: WLSA) today announced that on April 21, 2009, the Company received notice that the Receiver to the Wireless Age Communications Ltd. (“Wireless Communications”) and Wireless Source Distribution Ltd. (“Wireless Source”) receivership and Saskatchewan Telecommunications (“SaskTel”) were seeking to have an application to the Court of Queen’s Bench For Saskatchewan in Bankruptcy and Insolvency heard on April 28, 2009.

The application will seek approval for the sale of Manitoba assets of Wireless Communications to MTS Allstream Inc. (“MTS”) and 4L Communications Inc. (“4L”) for a total purchase price of approximately $92,000 (CAD$115,000) plus an amount for inventory; the sale of Saskatchewan assets of Wireless Communications and all of the assets of Wireless Source to IM Wireless Ltd. (“IM”) for a total purchase price of approximately $5,600,000 (CAD$7,000,000); to distribute the net proceeds received from the sale of the assets; and to assign Wireless Communications and Wireless Source into bankruptcy.

According to the report of the Receiver, IM is believed to be owned by Mr. Allen Cowie, President of Wireless Communications and Wireless Source, and 4L is an independent dealer of MTS in the province of Manitoba operating other MTS wireless communications retail outlets.

The notice materials also stated that:

1.
Two offers were received for the Manitoba assets - one from IM and another from MTS and 4L. The IM offer was rejected because IM did not meet MTS’s criteria to be an acceptable dealer and therefore the MTS/4L offer was accepted pending approval of the court.

2.
There were five offers for the remaining non-Manitoba assets and that three were rejected because of the price. Two were largely identical in value - one from IM and the other from an undisclosed second party. The IM offer was accepted pending approval of the court.

3.
The Receiver anticipated approximately $6,120,000 (CAD$7,650,000) to be available after closing and that there would be approximately $1,000,000 (CAD$1,250,000) available for unsecured creditors, before the Receiver’s fees and after repayment of approximately $5,120,000 (CAD$6,400,000) to SaskTel.

4.	There would be approximately $2,080,000 (CAD$2,600,000) in trade creditors and a potential undefined income tax payable amount.

5.
There would be significant funds to distribute to unsecured creditors, but insufficient funds to pay all creditors. As such, the Receiver wished to assign Wireless Communications and Wireless Source into bankruptcy and be appointed as Trustee to the Bankruptcy to distribute such funds.

6.
In anticipation of the possible assignment into bankruptcy, the Receiver obtained a legal independent opinion as to the validity of SaskTel’s security that would be available upon request at the meeting of unsecured creditors. The opinion was comprehensive but was qualified in that the enforceability of security interest was subject to the real possibility of court actions brought under the applicable fraudulent preference, fraudulent conveyance, settlement or oppression legislation based on the sequence of events by which SaskTel acquired its security interest.

On April 24, 2009, the Company was provided an affidavit of Kelly Kazakoff who is President of Jump.ca Wireless Supply Corp. (“Jump.ca”). Jump.ca is an authorized distributor of SaskTel products with twelve retail locations in Saskatchewan. The affidavit indicated that Jump.ca intended to oppose the Receiver’s motion to sell the Saskatchewan assets to IM on the basis that Jump.ca had participated in sale process unsuccessfully. The affidavit stated that they had been directed to obtain technical information about the business directly from Mr. Cowie, that they had discussed potential employment of Mr. Cowie if they were successful and that Mr. Cowie became fully aware of Jump.ca’s bid. The affidavit further states that at no time did the Receiver or Mr. Cowie advise Mr. Kazakoff that Mr. Cowie was intending to make a bid and that the information provided to Mr. Cowie would have been of significant commercial value to him in his capacity as a bidder.

The potential sale of the assets to IM and 4L/MTS as described in the notice documents would result in the Company not receiving anything from the disposition of the assets.

John G. Simmonds, CEO of Wireless Age stated; “The announcement that our former employee is the proposed purchaser and the Jump.ca allegations are troubling. We’re going to closely observe the proceedings in court and consider all options available to us. Although the situation seems to be getting murkier, there seems to be momentum developing from our view that the events that have unfolded since last summer have not always been what they have seemed. Obviously as shareholder to the entities in receivership we’re quite far down the chain and likely won’t receive anything from the sale but we believe the whole sale process might have been flawed resulting in less cash available for unsecured creditors. We’re not happy about the potential sale result but given the damage done to the business we’re not certain much more could be realized from a further delay. As an aside I’m pleased to announce that the Company has hired Brad Herrin, a minority shareholder, on a special projects consulting basis to assist with certain restructuring efforts.”

Note:  This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Wireless Age Communications, Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Wireless Age Communications, Inc. SEC filings. Wireless Age Communications, Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Wireless Age Communications, Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Wireless Age Communications, Inc.'s SEC filings.

For more information contact:

John G. Simmonds, Chairman & CEO
905-833-2753 ext. 223